July 5, 2001

PRESS RELEASE

SAUER-DANFOSS INC. UPDATES EARNINGS OUTLOOK FOR SECOND QUARTER 2001

AMES, Iowa, USA, July 5, 2001 – Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced that it expects to report earnings in the range of $0.02 to $0.07 per share for the second quarter ending July 1, 2001, significantly lower than consensus estimates of $0.25 per share.

David L. Pfeifle, Sauer-Danfoss’ President and Chief Executive Officer, commented, “Our major markets in the U.S. remain very soft and, although we continue to gain market share, reduced customer demand resulted in second quarter sales being off considerably from first quarter levels.  In addition, our European business, whose strong results helped our first quarter, is now also seeing the effects of weaker markets. We believe that our U.S. markets may have bottomed out, however, the European markets may continue to deteriorate in the second half of this year.”

Pfeifle continued, “Given the challenging market environment, Sauer-Danfoss has taken additional actions to reduce costs.  We have announced summer plant shutdowns, further reduced staffing levels and cut additional discretionary spending.  Our cash flow remains positive, as we continue to reduce inventories and cut back on capital expenditures.  We are seeing the benefits of our earlier cost reduction efforts, and feel that our most recent actions will put us in an even stronger position when our markets do pick up.  However, in spite of these cuts, which will more closely match our production levels to demand, we remain sharply focused on furthering our position of leadership in the global supply of mobile hydraulics.  This includes maintaining the resources to work the many new customer programs we continue to win that ensure our future growth.

“Despite the short-term effects, the second quarter also provided us with a major opportunity that is critical to our long-term global leadership in mobile hydraulics.   As reported, we signed a  letter of intent with our  Japanese licensee, Daikin Industries, to form sales and manufacturing joint ventures in Japan and East Asia that will add approximately $70 million in annual sales.  This expanded presence in the Asia Pacific region provides us with a powerful platform for a strong future position in these rapidly growing markets,” said Pfeifle.

The Company expects to release second quarter results after the close of markets on August 1, 2001.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components, and electronics for use primarily in applications of mobile equipment.  Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa; Neumünster, Germany; and Nordborg, Denmark.  More details online at www.sauer-danfoss.com.

This press release contains "forward-looking statements", statements regarding matters that are not historical facts, but rather are subject to risks and uncertainties.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  These statements are based on current financial and economic conditions and rely heavily on the Company's interpretations of what it considers key economic assumptions.  Actual future results may differ materially depending on a variety of factors, including, but not limited to, changes in: global economic factors, including foreign currency movements and difficulties entering new markets; general economic conditions, including interest rates; specific economic conditions in the agriculture, construction, road building, turf care and specialty vehicle markets and the impact of such conditions on the Company's customers in such markets; major customers' product and program development plans and the Company's role in such plans; business relationships with major customers and suppliers;  energy prices; pricing and product initiatives and other actions taken by competitors; ability of suppliers to provide materials as needed and the Company's ability to recover any price increases for materials in product pricing;  labor relations; the Company's execution of internal performance plans; and other business conditions.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is included in the Company's most recent quarterly report on Form 10-Q and other filings with the Securities and Exchange Commission.

For further information please contact:
Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com